Exhibit 99.2
THOMSON REUTERS

Tredegar Corporation

Ms. Nancy Taylor and Mr. Kevin O'Leary

October 26, 2011 - 8:30 a.m. EDT

Operator:  Welcome to today's Tredegar conference call.  My name is Yvette [sp], and I will be your conference operator.

During today's call, all lines will be in a listen-only mode.  We will be conducting a question-and-answer session after the presentation, at which time we will give instructions on how to queue for questions.  Should you need assistance at any time, please select star-zero on your phone.

At this time, I would like to introduce Ms. Nancy Taylor, President and CEO of Tredegar Corporation.  Ms. Taylor, you may begin.

Ms. Nancy Taylor:  Thank you.  Good morning, everyone, and welcome.  I'm excited to be here today with Kevin O'Leary, Tredegar's CFO, to discuss our acquisition of Terphane.  Monica Moretti, our films President, is in the Brazil meeting with our new Terphane employees, so unfortunately she will not be on the call this morning.

Although we don't normally hold shareholders conference calls, we thought that it made sense to share more about both the rationale for this acquisition and the ways that Tredegar and, ultimately, you, our shareholders, should benefit from it.

Please note that the topic today is specifically the acquisition, so I will not be discussing third quarter results or other aspects of our businesses, nor will we take questions on matters outside of the acquisition.

Before we start, I need to remind you of two important things.  We can't predict the future, so if we make any comments that sound to you like we can, that is not our intent.  And, two, during this presentation, certain non-GAAP financial information will be presented with reconciliations available on our website.

If you've read or heard my communications to shareholders over the last two years, I hope that you've come away with the understanding that we are very focused on manufacturing.  We own and operate businesses that make things, and that is at the core of who we are.

We have specific strengths, such as excellence in manufacturing, product innovation, and leadership in our industries.  We also devote time to sharing best operating practices among our businesses.

So, as we have been seeking growth and diversification opportunities through acquisition, we have focused our search on manufacturing companies.  As I said at our annual meeting, our core competencies, such as strength and process, innovation and product commercialization, play well in markets with attractive growth trends in which we don't participate at all or as much as we could.  We also believe market and customer diversification in areas that leverage our strengths make sense.

We went over our criteria for acquisition in the annual meeting, and here is the list again: manufacturing presence with defendable competitive advantage; growth potential; diversified customer base; good management; favorable markets relative to macro trends; global position or opportunity to globalize.

Terphane delivers on all of the acquisition criteria that I listed.  First of all, it's a leader in flexible packaging, a market that has been interesting to us for some time.  Terphane serves the growing food packaging industry with differentiated, high value products.  It has strong management and deep, long-term relationships with sophisticated, multinational consumer product companies.  Both the geographies and the markets in which it participants are fast growing.

Terphane provides a significant growth opportunity for Tredegar.  It's the preeminent manufacturer of thin gauge polyester films, also know as PET films, in Brazil.  Brazil has the largest population in South America, and its growing domestic economy has fueled an expanding middle class.

This growing middle class has increasing access to domestic consumer products and brands as well as those that are internationally recognized.  This demand for high quality consumer products is, in turn, driving demand for sophisticated and convenient packaging.  And beyond Brazil, the global market for thin PET films is expected to enjoy continued growth.

Terphane also participates in the specialty films market, which focuses on industrial applications, another adjacent market which provides growth opportunity for Tredegar.

Beyond the expansion of markets and growth opportunities that Terphane presents, the icing on the cake for this--in this acquisition is the excellent, strategic fit that Terphane provides to our existing films business.

The addition of Terphane expands our films business into adjacent markets with highly complementary products and technologies.  And with these new markets comes the opportunity for additional operational and marketing benefits.

We are eager to explore the opportunities for leveraging our combined R&D and manufacturing expertise.  We believe the sharing of best practices between Tredegar and Terphane will only strengthen both businesses.  So, to be clear, Terphane will operate within film products.

We also want to clarify that we assessed this acquisition without taking into account any synergies.  We've been really impressed by the growth strategy that Terphane's leadership team has developed and successfully pursued, and we plan to continue with that strategy.  Their--the near-term success of the acquisition relies on the ability of Terphane's strong management team to execute on their growth plan.

We are also identifying ways to build on the opportunities provided by an expanded global footprint.  As you know, our footprint already included a presence in Sao Paulo, Brazil, before the transaction.

With the addition of Terphane's facilities, with manufacturing in Cabo and a sales headquarters in Sao Paulo, it's--definitely enhances our ability to serve our markets and broaden our customer base in Latin America.  Terphane's production facility in New York further bolsters our positioning by allowing us to participate in high value, flexible packaging niches in North America.

Although we are focused on supporting Terphane's growth strategy, we will be assessing the long-term opportunities that should arise from the combined business strength of Tredegar Films and Terphane.

So, to recap, in addition to being highly complementary to our current business, the acquisition of Terphane strengthens our geographic reach, diversifies our product portfolio and customer mix, and extends our technology expertise.

Now, I'll turn it over to Kevin O'Leary, who'll cover some of the financial highlights of the acquisition.

Mr. Kevin O'Leary:  Thank you, Nancy, and welcome to all who are participating in the call today.

Now that we have described how the Terphane acquisition aligns with our corporate strategy, and is, we believe--excuse me, a key step in executing that strategy, let me touch on some acquisition highlights.

This is a sizable acquisition for Tredegar.  With sales of approximately $160 million over the last 12 months, ended June of this year, Terphane revenues are approximately 30 percent of our base films business over the same period, and we expect acquisitions to be--we expect the acquisition to be accretive within the first year.

We have acquired Terphane for $188 million and have funded the acquisition with available cash and debt from our existing $300 million credit facility.  And we expect to increase capacity to participate in the impressive growth prospects for the Brazilian economy and to strengthen our competitive position in Brazil and abroad, especially in Latin America and North America.

Now, a closer look at funding for this acquisition.  Let me start by saying that we entered into this transition--transaction with a strong balance sheet.  As of the second quarter of 2011, Tredegar had $93 million in cash, no debt, and an untapped $300 million revolving credit facility.

After the transaction, based on results as of June 30th, 2011, our financial position remains strong, with a ratio of net debt to EBITDA of less than one.  We remain well positioned to pursue a wide array of capital deployment options, including future acquisitions, share repurchases and dividends, should we choose to do so, and we will also be evaluating longer-term financing options in the coming months.

Here, you can see combined historical results for our expanded films division and for Tredegar Corporation for the year ended December 31st, 2010, and the last 12 months ended June of this year.  Combined Tredegar results include our other operating segments, including Bonnell Aluminum and corporate overhead.

Now, this is a films acquisition, so I will focus on the impact to the expanded films division.  As you can see, the addition of Terphane to our existing films business significantly increases the overall revenue and EBITDA of our films division.  Over the last 12 months, ended June of this year, the combined business would have had sales of $691 million and EBITDA of $147 million, with Terphane representing 23 percent of revenues and 30 percent of EBITDA.

You can also see that Terphane has improved its EBITDA performance in the last 12 months, compared to 2010, with EBITDA at 44 million, versus 28 million in 2010.

We believe this is driven by the current supply/demand imbalance globally in the PET films segment, which Terphane and other vertically-integrated producers in this market have benefited from in the form of favorable product mix and profitability.

While we believe this is a market with strong, long-term growth prospects, the PET market does experience supply cycles that impact pricing and profitability, and we believe Terphane is at a peak of a cycle right now.

So, what does this mean?  And how does it translate to the EBITDA multiple for this transaction?  As I mentioned, we believe that we are buying this company at the top of an earnings cycle.  We also believe it's important to consider EBITDA generated throughout an economic cycle.

So, in evaluating this acquisition, we would suggest that taking the average of the multiples, based on 2010 and on the last 12 months, ended June of this year, is more representative of an appropriate multiple for this transaction.

And finally, let me provide some color regarding our capacity expansions plans.  I'll start with an industry view.  And there really are two takeaways from this chart.  First, industry projects for PET growth are strong, and new capacity is expected to come online in the next three years.  And second, the capacity utilization trend suggests that the industry is near peak capacity in 2011.

As I mentioned earlier, we intend to add capacity, consistent with the capacity expansion announcement made by Terphane in December of 2010.  To be clear, in this industry, adding a line is truly a step function investment.  For those of you who follow our films business, PET lines are much larger, and have roughly 10 times the capacity of our typical polyethylene lines.

Based on our current assessment of growth in the Brazilian market, we anticipate capital spending for an equipment and building expansion project approaching 70 to $80 million, spread over the next two-plus years.  That's the scale of the opportunity that we see here.

Now, let me turn it back over to Nancy for some closing comments.

Ms. Nancy Taylor:  Thank you, Kevin.  So, I hope you come away from today's presentation with a strong sense of our excitement about this opportunity and a clear understanding of the strategic value that we believe this transaction provides.  It meets our acquisition criteria, and it's a good, strategic fit with Films.

Additionally, we have now an expanded footprint to leverage in a high growth market.  And with this, we have maintained our financial discipline and commitment to delivering long-term shareholder value.

So, that concludes our comments.  Now, we'll open it up for questions.  I'm going to remind you again that the topic today is the Terphane acquisition, so we will not address questions about our other businesses or any aspects of third quarter performance.

Thank you.  May we have the first question?

Operator:  Thank you.  We will now begin the question-and-answer session.  If you have a question, please press star, then one, on your touchtone phone.  If you wish to be removed from the queue, please press the pound sign or the "hash" key.  If you're using your speaker phone, you may need to pick up the handset first before pressing the numbers.

Once again, if there are any questions, please press star, then one, on your touchtone phone.  We have a question from Tim Hayes [sp].  Please go ahead.

Mr. Tim Hayes:  Hey.  Good morning, everyone.

Ms. Nancy Taylor:  Good morning.

Mr. Kevin O'Leary:  Good morning, Tim.

Mr. Tim Hayes:  Thanks for all that color and then some of the numbers.  Just quickly, doing some math, the EBITDA--if I got that right, 143 million of EBITDA for the combined film products, is that correct?  Last 12 months?

Mr. Kevin O'Leary:  I think it was 147.  Let me look at the slide again.  Yeah, 147.  So, it's combined the last 12 months ended June of 2011.

Mr. Tim Hayes:  So, that would imply that I can back into Terphane that 43 million of EBITDA last 12 months?  Is that correct?

Mr. Kevin O'Leary:  Forty four, 43, yeah.

Mr. Tim Hayes:  And that's on sales of 160--?

Mr. Kevin O'Leary:  --That's right--.

Mr. Tim Hayes:  --Which puts--so, the margins there, at least if I'm doing a comparison to your existing film products, I got EBITDA margins for Terphane at--call it 24 and--percent--a little higher than that, versus, like, a 19 and-a-half, just slightly under 20 percent of the--?

Mr. Kevin O'Leary:  --Tim, I'm not specific on the margins, but in the aggregate, it's an improvement.

Mr. Tim Hayes:  Yeah, that's good.  That's what--okay.  And you mentioned that you think the last 12 months is more reflective of kind of a peak in earnings for Terphane?  That--suggesting that might be lower going forward?

Mr. Kevin O'Leary:  What I really want to say, Tim, and the point I want to get across, is there's a cycle to this business--.

Mr. Tim Hayes:  --Sure--.

Ms. Nancy Taylor:  --And no one year is indicative of the entire cycle.

So, what I'm really trying to convey here is that we based our EBITDA on the last 12--the average of the last 12 months multiple and the 2010 multiple, and we're saying--and we are saying that we believe--that's how we evaluated this, and that's how we think about it.

Mr. Tim Hayes:  Right.  I mean, the last 12 months versus, say, 2010, that's not a--I mean, those--there's some overlap, there, so are there--was there a big change in EBITDA over those two periods?  I would think there wouldn't be.

Ms. Nancy Taylor:  There was a lot--they experienced a lot of growth in 2011 in terms of their EBITDA.  And again, that really--it really does reflect the cycle and that the cycle was really peaking for them.

And so, we're trying to--again, Tim, as you well know, we don't give any kind of earnings guidance here, but what we're trying to get across is that there is a cycle for this business, and we expect that PET capacity is going to be coming on globally.

They already announced, themselves, that they're going to be adding to capacity, but there's other global capacity that's going to be coming online.  And as that supply/demand ratio changes, that does have an impact, both on the mix as well as the margin.  And we're just trying to signal to you all that that is the reality of this business.

As Kevin indicated, the capacity expansion that is planned we won't be seeing until some time in 2014.  And so, until we get to that point, we're really going to be--we're going to be really playing in this cycle.

Once we get to that point, obviously, we believe we're going to be seeing real growth as a result of the expanded capacity.

Mr. Tim Hayes:  Now, that's quite helpful because I think, on the surface, I would've--I would not have figured that this business would've been closer to a peak, just given the global situation, coming out of a deep recession that we did.  I would've figured that, for most industries, there's probably--maybe more up side over the next year or two.

So, that's very helpful to point that out, that--of how you see profitability for Terphane playing out over the next year or couple years.

The--on the--did you assume any debt with this transaction?

Ms. Nancy Taylor:  No, the--it was a debt-free transaction.

Mr. Tim Hayes:  I mean, they didn't have any debt that you're--?

Ms. Nancy Taylor:  --Yes, they did.  They had--.

Mr. Kevin O'Leary:  --Yeah--.

Ms. Nancy Taylor:  --Debt.

Mr. Tim Hayes:  And how much debt--?

Ms. Nancy Taylor:  --But--I don't--.

Mr. Tim Hayes:  --I don't recall the number--.

Ms. Nancy Taylor:  --Know how that's really--.

Mr. Tim Hayes:  --Not really--.

Ms. Nancy Taylor:  --For us, that's not really relevant.  I mean, it was owned by a private equity firm, so, I mean, that's their model, is [unintelligible]--.

Mr. Tim Hayes:  --I know, but, are you on the hook for--now, the--for their debt--?

Ms. Nancy Taylor:  --No, we bought this debt-free.

Mr. Tim Hayes:  So, it's--.

Ms. Nancy Taylor:  --So, the purchase price went to pay off--as you--.

Mr. Kevin O'Leary:  --Their debt--.

Ms. Nancy Taylor:  --Pay on the purchase price, it goes and it pays off outstanding debt before they get the net proceeds.

Mr. Tim Hayes:  So, the--and the final was 188?  Is that what--the final number that you paid?

Mr. Kevin O'Leary:  That's right--.

Ms. Nancy Taylor:  --Yes.

Mr. Kevin O'Leary:  So, that retired--any debt is in that 188 to retire any debt on the Terphane side?

Ms. Nancy Taylor:  Yes.

Mr. Tim Hayes:  Got it.  I guess--any preliminary numbers on--was there--is there some estimates on goodwill that--intangible goodwill on the balance sheet as a result of the transaction?

Mr. Kevin O'Leary:  Tim, we don't want to go there at this point.  In the next 60 days, we're required to do an 8-K filing, and certainly all of that'll be in there.

Mr. Tim Hayes:  Sure.  That's my questions, and congratulations on such a large acquisition.

Ms. Nancy Taylor:  Thanks.  Well, as we said, we're excited about it.  We really are.

Mr. Kevin O'Leary:  Thanks, Tim.

Operator:  Our next question comes from Zahid Siddique [sp].  Please go ahead.

Mr. Zahid Siddique:  Hi.  Good morning and congratulations on the deal.  Couple of questions.  The first, in terms of the business, is there any business within the diverse area of feminine hygiene, adult incontinence [unintelligible] Terphane?

Ms. Nancy Taylor:  No, this is a new market for us, the flexible packaging market.  And so, again, that was part of our acquisition strategy was both market and customer diversification.  And that's why this is so attractive to us.

Mr. Zahid Siddique:  And roughly, how much would think is a product overlap between your existing films business and Terphane?

Ms. Nancy Taylor:  There's really none.  We do have a packaging component to our existing films business, and that's both PE and polypropylene film.  And so, again, we view that--at some point, we think there's going to probably be some cross-selling opportunities with that, but there is absolutely no product overlap.

Mr. Zahid Siddique:  And what is the expectation in terms of cap-x for Terphane, going forward?

Mr. Kevin O'Leary:  Well, as I mentioned in the presentation, we do anticipate a project of 70 to $80 million for a line in expansion, and that'll happen, we anticipate, over the next two-plus years.  Maintenance capital, historically, has been three to $5 million annually.

Mr. Zahid Siddique:  So, some time over the next two years, we may expect 30, $40 million a year?  Or is it--do you think it might be backend loaded?

Ms. Nancy Taylor:  No, I think that's probably a good way to look at it.

Mr. Zahid Siddique:  And was this a stock deal?  Or an asset deal?

Ms. Nancy Taylor:  It was a stock deal.

Mr. Zahid Siddique:  And the last question I have is on finding the deal.  Did you--I assume you looked at other deals as well, in the process?  And was this best available that you--I assume it was, right, that you could find?

Ms. Nancy Taylor:  Yes, it was.

Mr. Zahid Siddique:  I guess I answered my own question.  Thank you--.

Ms. Nancy Taylor:  --Thank you for doing that.

Mr. Zahid Siddique:  Anything else that we should be aware of?

Ms. Nancy Taylor:  No, I think we've tried to lay out some of the differences between what you see in our regular films business, and, again, I think the key thing is to understand that as we do add capacity, these lines are significantly larger than our typical films lines.  And so, as capacity goes in, they will go in--it will be a larger slab of capital than you have typically seen with our existing films business.

Mr. Zahid Siddique:  Thank you.

Operator:  Once again, if you have a question, please press star, then one, on your touchtone phone.

Ms. Nancy Taylor:  Great.  Well, I think that--looks like there's no additional questions.  We really appreciate you all taking the time this morning to listen in, and we thank you for your continuing interest in Tredegar.

Operator:  This concludes our meeting--.

Ms. Nancy Taylor:  --And with that, we will sign off.  Thank you.

Operator:  This concludes our meeting.  Thank you for participating today, and you may disconnect at this time.